Fourth Amendment to the September 7, 2004 Joint Development and License Agreement Between Palomar Medical Technologies, Inc. and Johnson & Johnson Consumer Companies, Inc. (the “Agreement”)

Whereas, pursuant to the Agreement, the parties are engaged in a collaboration to develop, clinically test and potentially commercialize home-use, light-based devices for (i) reducing or reshaping body fat including cellulite; (ii) reducing appearance of skin aging; and (iii) reducing or preventing acne; and

Whereas, the parties desire to modify certain provisions of the Agreement in order to **; and

Whereas, the parties desire to modify certain provisions of the Agreement in order to Allow JJC to terminate the Agreement during the Optimization Period.

Now, Therefore, in consideration of the foregoing premises, the mutual promises and covenants of the parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows effective on the 22nd day of August 2007:

1.      **

2.      **

3.      ARTICLE III.E.3 is hereby amended and replaced with the following:

3.	Optimization Period.
a)

 JJC shall fund Palomar’s efforts during the Optimization Period with Optimization Payments paid on a Calendar Quarterly basis. As of the Effective Date, the Parties believe that the Optimization Payments set forth in Appendix F, and as defined in ARTICLE VI.A.3, reflect a reasonable estimate of the costs to complete the Optimization Period for the ** Initial Products that enter into the Optimization Period. The cost of the activities to be conducted by Palomar during the Optimization Period is a rough estimation and not final. The Optimization Payments, as mutually agreed to during the ** for each Initial Product as provided in ARTICLE III.E.2.a) and as provided for in the R&D Plan, shall be fixed and final, subject only to changes thereto by the R&D Committee thereafter as provided in ARTICLE III (taking into account ARTICLE III.C.4.c)). **

b)

 During the Optimization Period, ** Palomar shall work to complete the deliverables to be set forth in the R&D Plan, as modified for the Optimization Period, for each Initial Product that enters the Optimization Period. Palomar shall notify JJC in writing of the date of its completion of the Optimization Period for each such Initial Product.

**Omitted pursuant to request for confidential treatment by Palomar Medical Technologies, Inc. and filed separately with the SEC.

c)	The Optimization Period shall end on the Optimization Completion Date **

4. Article VI.A.3.b is hereby amended and replaced with the following:

b)

The R&D Committee may direct a portion of any such Optimization Payments related to the allocation of tasks during the Optimization Period for an Initial Product to others, including contract manufacturers, PROVIDED that such portions so directed do not exceed the amounts expressly agreed-to in the R&D Plan for such purpose.

In the event that, by termination of this Agreement or one or more of the Field(s) by either JJC pursuant to ARTICLE X.D or by Palomar pursuant to ARTICLE X, an Initial Product is no longer part of this Agreement before the final Optimization Payment becomes due for such Initial Product, JJC shall be obligated to pay Palomar the next two Optimization Payments that would have been due (absent such termination) following such termination for such Initial Product on the schedule set forth herein. However, in the event that such termination is prior to the last to occur of ** JJC shall be obligated to pay Palomar only one Optimization Payment that would have been due (absent such termination).

In the event that this Agreement is terminated by JJC pursuant to ARTICLE X.B.2 before the final Optimization Payment(s) becomes due for all Initial Products, JJC shall have no further obligation from and after the date on which JJC provides to Palomar written notice of such termination to pay Palomar any additional Optimization Payments.

5. Article VI.A.4 is hereby amended and replaced with the following: **Omitted pursuant to request for confidential treatment by Palomar Medical Technologies, Inc. and filed separately with the SEC.

4.

Commercialization Payment. For the first Initial Product in each Field that JJC agrees to commercialize, JJC shall pay Palomar $1,500,000 as a “Commercialization Payment” within ** after the completion of the Optimization Period.

6. Article X.D is hereby amended and replaced with the following:

D.

JJC’s Right to Terminate for Convenience. JJC shall have the right to terminate this Agreement in full, or on a Field-by-Field basis, upon **prior written notice to Palomar specifying the scope of the termination and received by Palomar at any time after August 22, 2007 and before the end of the Optimization Period applicable to the Initial Product that is the subject of any such terminated Field. Neither Party shall have any other right to terminate this Agreement for convenience.

PALOMAR MEDICAL TECHNOLOGIES, INC.
/s/ Joseph P. Caruso
Name: Joseph P. Caruso
Title: CEO
Date: August 22, 2007

JOHNSON & JOHNSON CONSUMER COMPANIES, INC., acting through its division JOHNSON & JOHNSON CONSUMER & PERSONAL PRODUCTS WORLDWIDE
/s/ Peter Luther
Name: Peter Luther
Title: President of Beauty Care North America
Date: August 21, 2007

**Omitted pursuant to request for confidential treatment by
Palomar Medical Technologies, Inc. and filed separately with the SEC.

Exhibit A

**Omitted pursuant to request for confidential treatment by
Palomar Medical Technologies, Inc. and filed separately with the SEC.

LIBC/3101537.2